Exhibit (c)(11)
DRAFT - CONFIDENTIAL DRAFT DISCUSSION MATERIALS - UPDATED OFFER II SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS MEADOW VALLEY CORPORATION APRIL 29, 2008

Statement of Limiting Conditions The content and analyses contained herein (the "Presentation") are the property of Alvarez and Marsal - Corporate Finance ("A&M") and may not be copied or distributed without the express consent of A&M. By your receipt and review of these materials, you agree to be bound by the terms of this Statement of Limiting Conditions. The financial information contained herein has been prepared by Meadow Valley Corporation ("MVCO" or the "Company") and A&M has relied on the accuracy thereof. Certain financial information is preliminary in nature and subject to adjustments. A&M makes no representations as to the accuracy or completeness of the financial information contained herein and expressly disclaims any liability associated therewith. As financial advisor to the Company, A&M has relied on the truth, accuracy and completeness of the representations of current management and counsel and disclaims all liability for any misrepresentation or omissions that may be contained herein based on such statements. Any analyses contained herein (as well as any suggestions or recommendations contained herein and / or derived from the content of this Presentation) are preliminary in nature and subject to reconsideration and modification. This Presentation shall in no way be considered a solicitation or recommendation to any party to participate or support a particular course of action or transaction. A&M makes no representation or guarantee that any strategic alternative in general or any transaction in particular is the best course of action for the Company or, if formulated, that the execution of any proposed strategic alternative will, if required, be accepted or approved by the Board of Directors or the Company's stockholders and other constituents. Further A&M assumes no responsibility for the selection and approval of any strategic alternative presented to the Company and / or the Company's Board of Directors, which determination shall rest with the Company and / or the Company's Board of Directors. Material non-public and / or confidential information is contained in this Presentation ("Confidential Information"). Accordingly, any such Confidential Information obtained through your receipt of this Presentation, and any analyses of such information, is to be considered strictly confidential. Distribution of this document or disclosure of any Confidential Information set forth herein to any party other than the intended recipient of this Presentation is expressly prohibited without the prior written authorization of the Company and A&M.

Table of Contents Page Key Considerations for the Special Committee 4 Analysis of Insight $11.25 / Share Offer Price 8 Future Value Analysis 12 Illustrative STRL Accretion / Dilution Analysis 14

Key Considerations for the Special Committee In order to maximize the value of MVCO and to assess the attractiveness of a sale transaction, the Special Committee must determine answers to the following questions: Can MVCO successfully operate as a public company for the foreseeable future? Remaining public advantages include: Access to funds available through capital markets Brand recognition as public company Bonding capacity considerations Employee motivation Public company costs include: Increased costs related to Sarbanes-Oxley (e.g., internal controls, audit fees, D&O insurance) Potential distraction of activist shareholders Lack of Wall Street coverage

Key Considerations for the Special Committee (cont'd) In order to maximize the value of MVCO and to assess the attractiveness of a sale transaction, the Special Committee must determine answers to the following questions: Current state of financial performance compared to near and long-term prospects? MVCI: backlog at historic peak, prospects for infrastructure funding, bonding capacity RMX: challenging marketplace, recent expansion Q1-08 performance vs. Feb 11, 2008 Plan and Apr 3 Plan ("BondCo Plan") Q1-Updated Plan reflects new 2008 financial projections (no material change to 2009 and 2010 plan) Risk to business? Potential upside to business? Summary of Q1-08 Results & Full Year Forecasts Note: MVCI plan and actual figures represent MVCO amounts less RMX amounts

Key Considerations for the Special Committee (cont'd) In order to maximize the value of MVCO and to assess the attractiveness of a sale transaction, the Special Committee must determine answers to the following questions: Valuation range in today's environment? Future potential? Current state of the industry? Future potential? Current state of the M&A / financing environment? Future potential? Strategic benefits of a sale to potential buyers? Potential buyers reaction to a sale of the business (strategic / financial)? Customers / competitors reaction to a sale of the business? How do we run a process that maximizes value? Exclusivity with Insight / other prospective buyer? Initiate process with / without stalking horse bidder? Value of stalking horse bidder? Disadvantages of stalking horse bidder? Pricing, terms and conditions of stalking horse purchase agreement (go-shop, break fee, reps and warranties, outs) Management incentive issues Lack of significant inquiries by prospective buyers Re-review prior materials distributed by A&M-CF to Special Committee

Key Considerations for the Special Committee (cont'd) In order to maximize the value of MVCO and to assess the attractiveness of a sale transaction, the Special Committee must determine answers to the following questions: Comparison of sale transaction to other alternatives available to the Company Status quo Acquisition transaction(s) Synergistic business(es) to MVCI and / or RMX Alternative sale transaction(s) Financing transaction(s) Others

Analysis of Insight $11.25 / Share Offer Price

Purchase Offer Premium Purchase Offer Premium Summary (per share data)

MVCO TEV Analysis MVCO TEV Calculation Summary ($ in millions) STRL Adjusted TEV / 2008E EBITDA 6.1x STRL TEV / 2008E EBITDA 5.7X

Sum of the Parts Analysis MVCI Enterprise Value - 25% Control Premium [1] RMX Enterprise Value - 25% Control Premium [1] ($ in millions) ($ in millions)

Future Value Analysis

Future Value Analysis - Updated for Q1-2008 Updated Plan MVCO Future Value Analysis ($ in millions)

Illustrative STRL Accretion / Dilution Analysis

Illustrative Overview of STRL Acquisition of MVCI Structure Structural Overview STRL acquires 100% ownership interest (with assumption of all liabilities) of MVCI only as follows: RMX spin-out through distribution to existing MVCO Shareholders of RMX shares (and associated liabilities) owned by MVCO Separation of RMX equity interest and liabilities from MVCO through a separate transaction STRL then acquires 100% of MVCO stock (and assumes all liabilities) with part cash and part stock purchase consideration Result: STRL acquisition of MVCO (less 69.4% of RMX equity interest and 100% of RMX liabilities) is effectively a purchase of MVCI stand-alone MVCO MVCI STRL AcquireCo STRL Stock / Cash 100% MVCO Stock / Liabilities MVCO MVCI RMX RMX 69.4% RMX Stock / 100% RMX Liabilities Contemporaneous RMX Spin-Out Contemporaneous MVCO / STRL Combination Post-Combination STRL MVCI MVCO S.H.

Illustrative Purchase Analysis MVCI Purchase Price Analysis ($ in millions) Transaction Assumptions ($ in millions) Sources & Uses ($ in millions) MVCI purchase premium in illustrative case shown results in $0.10 / share (6.7%) accretion to STRL

Implied Distribution to MVCO Shareholders Distributions to MVCO Shareholders (No Control Premium) ($ in millions) The MVCI purchase premium in illustrative case shown, when combined with the distribution of RMX shares, could yield MVCO shareholders all-in consideration of $13.88 / share

Pro Forma Combined Operations - MVCI Adjusted Net Income Pro Forma Combined Operations ($ in millions) Calculation of STRL Shares Issued ($ in millions) Pro Forma Leverage ($ in millions)

STRL Illustrative Accretion / (Dilution) 2008 EPS Impact - Varied By Equity Purchase Price and % Stock (20% Cash / $0 Synergies) 2008 EPS Impact - Varied By Equity Purchase Price & Synergies (40% Stock / 40% Debt / 20% Cash) STRL would find an MVCI acquisition even more compelling after factoring in potential synergies and by reducing the amount of stock purchase consideration